Exhibit 99.1

Rex Energy Announces Suspension of Preferred Dividend

STATE COLLEGE, Pa., January 20, 2016 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) today announced that it has suspended payment of its quarterly dividend on shares of its 6.0% Series A convertible perpetual preferred stock.

The company has 16,100 shares of 6.0% convertible perpetual preferred stock outstanding, represented by 1,610,000 depositary shares, and will continue to evaluate the payment or suspension of the dividend on a quarterly basis. The dividend suspension creates an additional $2.4 million of liquidity per quarter and does not constitute an event of default under the company’s revolving credit facility or outstanding bond indentures.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as financial market conditions, changes in commodities prices and the other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other subsequent filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Rex Energy has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Rex Energy Corporation

Headquartered in State College, Pennsylvania, Rex Energy is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com